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Exhibit 10.25

NOTICE OF STOCK OPTION GRANT

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

1999 STOCK PLAN

        This Notice of Stock Option Grant (the "Notice") serves as notification that you have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the 1999 Stock Plan (the "Plan"). Copies of the Plan and a Prospectus describing the terms of the Plan are posted on the Company's website located at http://universalpoint/. If you would like hard copies of these documents, please send Howard Kuppler an email indicating what materials you would like. Any terms used in this Notice have the same meanings as in the Plan, which is incorporated into this Notice by reference.

        The specific terms of your individual option grant are as follows:

Name of Optionee	Lance Boxer
Date of Grant	November 13, 2002
Vesting Commencement Date	November 13, 2002
Exercise Price per Share	$0.30
Total Number of Shares Granted	500,000
Total Exercise Price	$150,000.00
Type of Option:	___ Incentive Stock Option
X Nonstatutory Stock Option
Term/Expiration Date:	November 12, 2012

        Vesting Schedule:    This Option may be exercised, in whole or in part, in accordance with the following schedule: this Option vests as to 1/6th of the Shares on the 16th day of each month beginning on November 16, 2002, subject to your continuing to be a Service Provider on such dates.

        You acknowledge and agree that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired, being granted an option or purchasing shares hereunder). You further acknowledge and agree that this Notice, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with your right or the Company's right to terminate your relationship as a Service Provider at any time, with or without cause.

        Termination Period:    This Option may be exercised for twenty-four (24) months after you cease to be a Service Provider. Upon your death or Disability, the Option may be exercised for twelve (12) months after you cease to be a Service Provider. In no event shall this Option be exercised later than the Term/Expiration Date as provided above.

        Exercise of Option:    The Option shall be exercisable during the term in accordance with the Vesting Schedule set out above and the applicable provisions of the Plan. The Option is exercisable by your delivery of an exercise notice, in the form posted on the Company's website located at http://universalpoint/ (the "Exercise Notice"), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all

Exercised Shares. The Option shall be deemed to be exercised upon receipt by the Company of the executed Exercise Notice accompanied by the aggregate Exercise Price for the Option Shares.

        No Shares shall be issued pursuant to the exercise of an Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to you on the date the Option is exercised with respect to such Exercised Shares.

        Method of Payment:    You may pay the aggregate Exercise Price in any of the following forms, or a combination of them: (a) cash, (b) check; (c) consideration the Company receives under a cashless exercise program, if implemented by the Company in connection with the Plan; or (d) by surrendering other Shares which (i) in the case of Shares you acquired upon exercise of an option, you have owned for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

        Other Terms and Conditions:    By accepting this Notice you agree to be bound by all the terms and conditions set forth in this Notice and the Plan. You further agree that in the event of a conflict between the terms and conditions of the Plan and this Notice, the terms of the Plan shall prevail. You may reject this Option grant by notifying the Company (at hkuppler@universalaccess.net) within thirty (30) calendar days of the Date of Grant. If you have not rejected this Option grant within such thirty (30) day period, you will be deemed to have accepted the terms and conditions in this Notice and in the Plan. By accepting this Notice, you acknowledge that you have reviewed the Plan and this Notice in their entirety, you have had an opportunity to obtain the advice of counsel before accepting this Notice, and you fully understand all provisions of the Plan and this Notice.

        This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you. The terms of the Plan and this Option Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

        The Plan and this Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by you and the Company. This Notice is governed by the internal substantive laws, but not the choice of law rules, of Illinois.

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NOTICE OF STOCK OPTION GRANT UNIVERSAL ACCESS GLOBAL HOLDINGS INC. 1999 STOCK PLAN